                                                                 EXHIBIT 12.1


                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  DOLLARS IN 000'S


                                                   ----------------------------------------------------
                                                                Year Ended December 31,
                                                   ----------------------------------------------------
                                                    1997       1996        1995       1994       1993
                                                   -------    -------     -------    -------    -------
Earnings:
     Earnings from Continuing Operations           742,000    596,000     461,000    506,000    336,000
Add Back
     Fixed charges less interest capitalized        75,735     78,593      43,771     30,163     26,046
                                                   -------    -------     -------    -------    -------
          Total earnings                           817,735    674,593     504,771    536,163    362,046
                                                   -------    -------     -------    -------    -------
                                                   -------    -------     -------    -------    -------

Fixed Charges:
     Interest, capitalized and expensed              3,735        593         771      2,163      3,046
     Interest component of rental payments          72,000     78,000      43,000     28,000     23,000
                                                   -------    -------     -------    -------    -------
          Total fixed charges                       75,735     78,593      43,771     30,163     26,046
                                                   -------    -------     -------    -------    -------
                                                   -------    -------     -------    -------    -------

Ratio of Earnings to Fixed Charges                    10.8        8.6        11.5       17.8       13.9
                                                   -------    -------     -------    -------    -------
                                                   -------    -------     -------    -------    -------

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For purposes of computing this ratio, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense. Earnings were insufficient to cover fixed charges by $250 million for the nine months ended September 30, 1998. Excluding the realignment charge of $725 million taken by the Company in the second quarter of 1998, the pro forma ratio of earnings to fixed charges would have been 8.3.